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                              EMPLOYMENT AGREEMENT

        THIS AGREEMENT made as of October 16, 1996 between GLOBUS INTERNATIONAL RESOURCES CORP. having an address located at 2 WORLD TRADE CENTER, SUITE 2400, NEW YORK, NY 10048 (the "Company") and ERIC PIKER having an address located at 4294 OCEAN AVENUE, BROOKLYN, NY 11235 (the "Employee")

                              W I T N E S S E T H:

        WHEREAS, the Company desires to employ the Employee to perform certain services in connection with the Company's development of business contacts in Russian Federation; and

        WHEREAS, the Employee has experience and business contacts in the Russian Federation and desires to assist the Company in developing and promoting the Company's corporate finance business in the Russian Federation; and

        WHEREAS, the parties wish to set forth in writing the terms and conditions of this Employment Agreement

        NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, the parties agrees as follows:

        SECTION 1. Term. The Company engages the Employee as Director of International Sales & marketing as set forth in this agreement, the Employee hereby accepts this engagement, for a term of 3 YEARS beginning on the date of this Agreement. During this Agreement's term, the Employee shall devote sufficient time, unless prevented from so doing because of sickness or disability, to the performance of services as shall be necessary or as shall be agreed to between Company and the Employee. Company and Employee may extend the term of this Agreement for additional years by mutual agreement.

        SECTION 2. Services. The Employee's services to be performed are as follows:

            (a) From time to time, as and when requested to do so by the Company, the Employee shall provide business advice in connection with the Company's business development efforts in the Russian Federation. These services shall include, without limitation, providing advice and information regarding business affairs and dealings in the Russian Federation and making recommendations to the Company regarding business operations in the Russian Federation. The Employee also shall actively promote the Company's business in the Russian Federation and refer business contacts to the Company.

        SPECIFICALLY: But not limited to:

        1 - Assist the Company to extend the product sales by increasing additional suppliers and manufacturers in Europe and in the United States.



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        1 - Develop and initial long-term contracts with American and European manufacturers to resale products to companies in Russian and European communities.

        2 - Assist the Company by working closely with United States banks to finance all purchases of products through letters of credit; secured lines of credits and obtain other more favorable terms from International banks in the United States and in Europe.

        3 - Develop and market new products for resale to well established clients in Russian Federation and in Europe.

            (b) The Employee's service shall be performed at times and places as shall be agreed to from time to time by the Company and the Employee. The Employee shall maintain his contacts in and knowledge of the Russian Federation through frequent trips to and from the Russian Federation, and shall be available to travel to and from the Russian Federation to assist the Company in the Company's business development activities, during the term of this Agreement.

            (c) The Employee will be required to attend six (6) Board of Directors meetings per year on the Company's main headquarters and will report directly to the Company's Board of Directors. All travel and accommodation expenses paid for by the Company.

            (d) The Employee will be required and will commit to a minimum of 40 hours of work per week on the services outlined above.

        SECTION 3.  Compensation.

            (a) During the term of this Agreement the Employee shall be paid as compensation for services the sum of $676 per week.

            (b) The Employee will receive 35,000 shares of Restricted 144 Stock issued from the Company's treasury for prior services rendered , which, at the date of this agreement, has a fair market value of $0.40 per share.

        SECTION 4. Assignment. This contract may not be assigned without the Company's prior written consent.

        SECTION 5. Notices. All notices and other communications shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, registered or certified mail, to the business address or the residence of the party.

        SECTION 6. Entire Agreement. This Agreement constitutes the entire agreement among the parties relating to this consulting engagement and supersedes all prior agreements or understandings between the Company and the Employee.

        SECTION 7. Separability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable if, for any reason, any other provision is invalid or unenforceable in whole or in part.



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        SECTION 8. Applicable Law. This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York, without regard to its conflicts of law principles.

        IN WITNESS WHEREOF, the parties have set their hands on the day and year first above written

        WITNESS:                            COMPANY:
        ________________                    ____________________________________
                                            GLOBUS INTERNATIONAL RESOURCES CORP.
                                            HERMAN ROTH, SECRETARY

        WITNESS:                            EMPLOYEE:
        ________________                    ____________________________________
                                            ERIC PIKER


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